Exhibit 99.1

news release
TENNECO COMMENCES OFFERING OF SENIOR NOTES DUE 2018
Plans to Redeem its 10 1/4 Percent Senior Secured Notes Due 2013
Lake Forest, Illinois, July 29, 2010 — Tenneco Inc. (NYSE: TEN) today announced that it has commenced a private offering of $225 million of senior notes due 2018. Tenneco plans to use the net proceeds of the offering, together with cash and available liquidity, to finance the redemption of all of its 10 1/4 percent senior secured notes due in 2013 outstanding on September 3, 2010 at 101.708% of the principal amount, plus accrued and unpaid interest. The offering is subject to market and other conditions.
The notes will be general senior obligations of Tenneco, will be guaranteed by each of Tenneco’s domestic restricted subsidiaries that also guarantee Tenneco’s senior credit facility and will mature in 2018. These guarantees will be general senior obligations of the subsidiary guarantors. The notes and guarantees will not be secured by any assets of Tenneco or the guarantors.
Tenneco is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.
Company Information and Forward Looking Statements
Tenneco is a $4.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s proposed offering. The terms of, and Tenneco’s ability to complete, such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
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Contacts:
Linae Golla	Jane Ostrander
Investor inquiries	Media inquiries
847 482-5162	847 482-5607
lgolla@tenneco.com	jostrander@tenneco.com